Exhibit 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

HIVE Digital Technologies, Ltd.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class or Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares	457(o)	(1)	(1)
	Other	Warrants	457(o)	(1)	(1)
	Other	Subscription Receipts	457(o)	(1)	(1)
	Other	Units	457(o)	(1)	(1)
	Debt	Debt Securities	457(o)	(1)	(1)
	Other	Share Purchase Contracts	457(o)	(1)	(1)
	Unallocated (Universal) Shelf	___	457(o)	$300,000,000 (1)	(1)	$300,000,000 (2)	$0.00014760	$44,280
Fees Previously Paid	-	-	-	-	-	-	-	-
Total Offering Amounts						$300,000,000		$44,280
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$44,280

(1) There are being registered under this Registration Statement such indeterminate number of (i) common shares, (ii) preferred shares, (iii) debt securities, (iv) warrants, (v) subscription receipts and/or (vi) units comprised of one or more of the securities listed above in any combination as shall have an aggregate initial offering price not to exceed $300,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").